Exhibit 3.1

INTEGRITY APPLICATIONS, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS
OF
SERIES A 5% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

Integrity Applications, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Rights and Preferences and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, which Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series of which none are presently issued and outstanding, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.                      Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls is controlled by or is under common control with such first Person.  As used in this definition, the term “control” (including the corollary terms, “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except (i) any Saturday, (ii) any Sunday, (iii) any day which is a federal legal holiday in the United States, (iv) any day which is an official holiday in the State of Israel and (v) any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act), other than a legal entity majority owned by, or a group wholly consisting of, officers and directors of the corporation and their Affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, in either case, after giving effect to such transaction the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means all securities of the Corporation or any of its Subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all Conversion Shares of the Holders, who shall be named as “selling stockholders,” therein and meets the requirements of the Registration Rights Agreement.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Dividend Conversion Rate” means the Conversion Price in effect on the applicable Dividend Payment Date.

“Dividend Conversion Shares” shall have the meaning set forth in Section 3(a).

“Dividend Share Amount” shall have the meaning set forth in Section 3(a).

“Effective Date” means the date that the Conversion Shares Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock, (c)(i) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed to the Transfer Agent and reasonably acceptable to the affected Holders, (d) the Common Stock is trading on a Trading Market and (if applicable) all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Triggering Event and no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (g) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) herein, (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (i) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information, and (j) for each Trading Day during a period of 5 consecutive Trading Days prior to the applicable date on which the Equity Condition is tested, the daily VWAP for the Common Stock on the principal Trading Market is equal to or greater than 110% of the Conversion Price then in effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) securities pursuant to the Integrity Applications, Inc. 2010 Incentive Compensation Plan to any employee, officer, director, consultant or other person who provides services to the Corporation or any Related Party (as defined in the Integrity Applications, Inc. 2010 Incentive Compensation Plan); (b) shares of Common Stock or options to employees, officers, directors or consultants pursuant to any other stock or option plan duly adopted for such purpose by either a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors, (c) securities upon the exercise or exchange of Common Stock Equivalents issued under any Purchase Agreement, (d) securities upon the exercise or exchange of Common Stock Equivalents issued and outstanding on the Original Issue Date, provided that such Common Stock Equivalents have not been amended since the Original Issue Date to increase the number of such Common Stock Equivalents or to decrease the exercise price, exchange price or conversion price thereof, (e) Common Stock Equivalents to the Placement Agent as compensation for its services as placement agent to the Corporation in connection with the offering of the Units pursuant to the Purchase Agreements and /or the Qualified Exchange and the issuance of securities upon the exercise or exchange thereof, (f) securities issued pursuant to any bona-fide acquisition or strategic transaction approved by a majority of the disinterested members of the Board of Directors and which is not effected primarily for the purpose of raising capital for the Corporation or any of its Subsidiaries, (g) Units pursuant to a Qualified Exchange; and (h) shares of Common Stock pursuant to a Qualified Issuance.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation (other than the Preferred Stock and the Warrants).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 11(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means, with respect to any shares of Preferred Stock, the date of the first issuance of such shares of Preferred Stock (regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock).

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date (or committed to and final terms agreed to on the Original Issue Date) and set forth on Schedule 3.1(z) attached to the Purchase Agreement, (b) any indebtedness for borrowed money incurred on or after the date hereof and all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets; provided that the aggregate principal amount of any outstanding indebtedness described in clauses (b) and (c) may not exceed $1,000,000.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (i) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a) and (c) of the definition thereof, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) of the definition thereof, provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means, collectively, the Securities Purchase Agreements, each dated as of March 13, 2013, by and among the Corporation and the Holders party thereto, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“Qualified Exchange” shall have the meaning ascribed to such term in the Purchase Agreement.

“Qualified Issuance” shall have the meaning ascribed to such term in the Purchase Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the Holders, in the form of Exhibit D attached to the Purchase Agreement.

“Registration Statement” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subsidiary” means A.D. Integrity Applications, Ltd., an Israeli limited company, and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, with offices at 6201 15th Avenue, Brooklyn, New York 11219, Fax: (718) 765-8717, and any successor transfer agent of the Corporation.

“Triggering Event” shall have the meaning set forth in Section 10(a).

“Triggering Redemption Amount” means, for each share of Preferred Stock, the sum of (a) the greater of (i) 100% of the Stated Value and (ii) the product of (y) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (z) the Stated Value divided by the then Conversion Price, (b) all accrued but unpaid dividends thereon and (c) all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 10(b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock, upon exercise of the Warrants and issued and issuable in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of this Certificate of Designation.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.13 of the Purchase Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on any Trading Market and if prices for the Common Stock are then reported on the OTC Pink Marketplace maintained by the OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holders in accordance with Section 2.2(a) of the Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2.                     Designation, Amount and Par Value. There is hereby created and established a series of preferred stock, par value of $0.001 per share, of the Corporation which shall be designated as the Series A 5% Convertible Preferred Stock (the “Preferred Stock”).  The number of shares so designated as Series A Preferred Stock shall be 7,500 shares (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000, subject to increase as set forth in Section 3 below (the “Stated Value”).

Section 3.                      Dividends.

a)           Dividends in Cash or in Kind.  Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share of 5% per annum (as a percentage of the Stated Value per share) (both subject to increase pursuant to Section 10(b)), payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on the first such date after the Original Issue Date, and on each Conversion Date (with respect only to Preferred Stock being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day).  Dividends with respect to the period commencing on the Original Issue Date and ending on the six month anniversary thereof shall be payable only in cash.  Dividends with respect to any period subsequent to the six (6) month anniversary of the Original Issue Date shall be payable, at the option of the Corporation, (i) in cash, (ii) in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a) (valued, solely for the purpose of determining the number of shares issuable in respect of such dividend, at the then current Conversion Price) (the “Dividend Conversion Shares”), or (iii) a combination thereof in each case as provided in the next sentence (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”).  The form of dividend payments to each Holder shall be determined in the following order of priority: (a) if funds are legally available for the payment of dividends and any of the Equity Conditions has not been met as of the applicable Dividend Payment Date, in cash only, (b) if funds are legally available for the payment of dividends and all of the Equity Conditions have been met as of the applicable Dividend Payment Date, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at the then current Conversion Price, (c) if funds are not legally available for the payment of dividends and the Equity Conditions have been met as of the applicable Dividend Payment Date, in shares of Common Stock which shall be valued solely for such purpose at the then current Conversion Price, (d) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued solely for such purpose at the then current Conversion Price, and (e) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met as of the applicable Dividend Payment Date, then such dividends shall accrue to the next Dividend Payment Date.  The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6.

b)           Participating Dividends on As-Converted Basis.  In addition to the payment of dividends pursuant to Section 2(a) herein, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock.  The Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

c)           Corporation’s Ability to Pay Dividends in Cash or Kind.  On the Original Issue Date, the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date.  The Corporation shall promptly notify the Holders on the sixtieth (60th) day of each calendar quarter (or, if such day is not a Business Day, the next succeeding Business Day) if there has been a change in the Corporation’s ability to legally pay cash dividends.  If at any time the Corporation has the right to pay dividends in cash or shares of Common Stock, the Corporation must provide the Holders with at least 5 Trading Days’ notice of its election to pay a regularly scheduled dividend in shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice).  If at any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock, the Corporation shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election.  The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of Dividend Conversion Shares previously issued to such Holder in connection with such Dividend Payment Date.  If any Dividend Conversion Shares are issued to a Holder in connection with a Dividend Payment Date and are not applied against a Dividend Share Amount, then such Holder shall promptly return such excess shares to the Corporation.

d)           Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date.  Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein.  Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.

e)           Late Fees.  Any dividends, whether paid in cash or shares of Common Stock, that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 9% (nine percent) per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.

f)           Other Securities.  So long as at least 15% of the originally issued shares of Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except pursuant to a Qualified Exchange.  So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock; except for a Qualified Issuance.

g)           Special Reserves. The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Preferred Stock and any future issuances of the Corporation’s capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s capital stock issued and outstanding on such date.  The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of the Holders of at least a majority in interest of the Preferred Stock then outstanding.

Section 4.                      Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no separate voting rights.  Holders of Preferred Stock shall vote together with the holders of Common Stock on an as converted basis; provided that no Holder may vote such Preferred Stock which would exceed the Beneficial Ownership Limitation.  In any event, and notwithstanding the foregoing limitation, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its certificate of incorporation or bylaws in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5.                      Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities and, if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation.  The Corporation shall mail written notice of any such Liquidation not less than twenty (20) calendar days prior to the payment date stated therein, to each Holder.

Section 6.                      Conversion.

a)           Conversions at Option of Holder.  Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) and, if such Holder’s shares of Preferred Stock are evidenced by one or more certificates, by surrendering such certificate or certificates not later than two (2) Trading Days following the delivery of the Notice of Conversion.  Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)           Conversion Price.  The conversion price for the Preferred Stock shall equal $5.80, subject to adjustment herein (the “Conversion Price”).

c)	Mechanics of Conversion.

i.           Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the Effective Date or (ii) the twelve (12) month anniversary of the Original Issue Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock (including if the Corporation has given notice pursuant to Section 3(b) for payment of dividends in shares of Common Stock at least five (5) Trading Days prior to the date on which the Notice of Conversion is delivered to the Corporation, shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3(a) as of the date on which the Notice of Conversion is delivered to the Corporation), (B) a check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash) and (C) if the shares of Preferred Stock being converted were represented by one or more certificates, a new certificate or certificates representing such number of shares of Preferred Stock equal to the difference between (i) the aggregate number of shares represented by the certificate delivered by the converting Holder to the Corporation pursuant to Section 6(a) and (ii) the number of shares of Preferred Stock converted pursuant to the Conversion Notice).  On or after the earlier of (i) the Effective Date or (ii) the six (6) month anniversary of the Original Issue Date, the Corporation shall use its commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.          Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iii.          Obligation Absolute; Partial Liquidated Damages.  Except as otherwise set forth in this Certificate of Designation and the other Transaction Documents, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  If the Corporation fails to deliver to a Holder such certificate or certificates (if any) required to be delivered pursuant to Section 6(c)(i) on the fifth (5th) Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Preferred Stock being converted, $10 per Trading Day for each Trading Day after such fifth (5th) Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 10 hereof for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.         Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i); provided, however, that the provisions of this Section 6(c)(iv) shall not apply to the extent that any delay by the Company to deliver shares and/or certificates by the Required Share Delivery Date results from any event or condition beyond the reasonable control of the Company (including, without limitation, a severe weather event, war, severe conflict, riot, civil disturbance and acts of terrorism) which prevents, impacts or delays the Company from performing its obligations under this Agreement, despite the Company’s reasonable efforts to prevent, avoid, delay or mitigate the effects of such event or condition.  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000.  The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v.          Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration statement (subject to such Holder’s compliance with its obligations under the Registration rights Agreement).

vi.         Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.        Transfer Taxes and Expenses.  The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.  The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

d)           Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation.  To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be, with respect to each Holder, 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by such Holder.  A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7.                      Certain Adjustments.

a)           Stock Dividends and Stock Splits.  If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the effective date or payment date, as applicable, of such dividend, distribution, subdivision, combination or re-classification.

b)           Subsequent Equity Sales.  If, at any time while this Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance.  If the Corporation enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised.  The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)           Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)           Pro Rata Distributions.  If the Corporation, at any time while this Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith.  In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)           Fundamental Transaction.  If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.

f)            Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)           Notice to the Holders.

i.           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  For purposes hereof, a notice delivered within twenty (20) calendar days of an event resulting in an adjustment shall be deemed to have been timely delivered.

ii.           Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency (if any) maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the twenty (20) calendar day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.                     Forced Conversion.  Notwithstanding anything to the contrary in this Certificate of Designation, if (i) there is an effective and current registration statement which includes for resale all of the Common Stock underlying the Preferred Stock or such Common Stock is freely resellable pursuant to Rule 144, (ii) the VWAP for each of any 20 trading days during any 30 consecutive Trading Day period, which 30 consecutive Trading Day period shall not include any days prior to the execution date of the Purchase Agreement (“Threshold Period”), exceeds $11.60 (subject to adjustment for reverse and forward stock splits and the like), and (iii) the average daily dollar volume of the Corporation’s Common Stock during such 30 day period exceeds $100,000 per day, the Corporation may, within five (5) Trading Days after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Preferred Stock (as specified in such Forced Conversion Notice), plus all accrued but unpaid dividends thereon pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third (3rd) Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”).  The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the applicable Threshold Period through and including the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice.  Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted.  For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6 other than the Beneficial Ownership Limitation contained in Section 6(d), including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

Section 9.                      Negative Covenants.  As long as at least 15% of the originally issued shares of Preferred Stock are outstanding, unless the holders of at a majority in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a)            other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)            other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)            repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than (i) as to the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) with respect to the Qualified Exchange;

d)            pay cash dividends or distributions on Junior Securities of the Corporation (excluding the Qualified Issuance);

e)            enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis or is expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or

f)            enter into any agreement with respect to any of the foregoing.

In addition, as long as any shares of Preferred Stock are outstanding, unless the holders of at least a majority in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, directly or indirectly, amend its certificate of incorporation and bylaws in any manner that materially and adversely affects any rights of the Holder except to the extent required to effect a reverse stock split permitted by the Purchase Agreement.

Section 10.                    Redemption Upon Triggering Events.

a)           “Triggering Event” means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.                unless specifically addressed elsewhere in this Certificate of Designation or an of the other Transaction Documents as an event for which the Corporation may be subject to the requirement to pay partial liquidated damages or a Buy-In, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, which failure or breach could have a Material Adverse Effect, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within thirty (30) calendar days after the date on which written notice of such failure or breach shall have been delivered;

ii.              so long as at least 15% of the originally issued shares of Preferred Stock remain outstanding, the Corporation shall redeem more than a de minimis number of  Junior Securities other than as to (1) a Qualified Exchange, and (2) repurchases of Common Stock or Common Stock Equivalents from departing employees, officers and directors, provided that, while any of the Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $100,000 in any twelve month period from all employees, officers and directors;

iii.              the Corporation shall be party to a Change of Control Transaction;

iv.             there shall have occurred a Bankruptcy Event;

v.              the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than thirty (30) Trading Days in any twelve month period, which need not be consecutive Trading Days; or

vi.             any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $100,000 in respect of an action which was not in the process of being litigated or arbitrated on the Original Issue Date, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)           Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (A) with respect to the Triggering Events set forth in Sections 10(a)(ii), (iii) (as to Changes of Control approved by the Board of Directors of the Corporation) and (iv) (as to voluntary filings only), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of each Holder and with respect to the Triggering Events set forth in Sections 10(a)(i), (iii) (as to Changes of Control not approved by the Board of Directors of the Corporation), (iv) (as to involuntary filings only), and (vi), either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 9% per annum thereafter.  The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within ten (10) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”).  If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 9% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

Section 11.                    Miscellaneous.

a)            Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: President and Chief Executive Officer, facsimile number 972 (8) 675-7850, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11(a).  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (local time, based on the location of the recipient) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (local time, based on the location of the recipient) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent for overnight delivery via U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)           Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)            Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation and, if required by the Corporation’s Transfer Agent in connection with a lost or stolen certificate, an indemnity bond issued for the benefit of the Corporation.

d)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)            Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f)            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)             Status of Converted or Redeemed Preferred Stock.  Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A 5% Convertible Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designations, Preferences, and Rights in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 13th day of March, 2013.

/s/ Avner Gal Name: Avner Gal Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A 5% Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Integrity Applications, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Stated Value of shares of Preferred Stock to be Converted: ____________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Price:____________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________
[HOLDER] By:___________________________________ Name: Title: